Exhibit 99.1

Ethan Allen Announces Redemption of Senior Notes Due October 2015

Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today announced that its wholly owned subsidiary, Ethan Allen Global, Inc., has delivered a Notice of Redemption (the "Notice") to holders of the outstanding 5.375% Senior Notes due October 2015 (the "Notes").  The Notice called for the redemption of the remaining $129.4 million aggregate principal amount of Notes currently outstanding.  Pursuant to the terms of the indenture governing the notes, Ethan Allen will redeem the outstanding notes at a redemption price equal to (a) the greater of (i) 100% of the principal amount to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principle and interest thereon from the date of redemption to the date of maturity (except for currently accrued but unpaid interest) discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Treasury Rate, plus twenty basis points (such greater amount, the “Redemption Price”), plus (b) accrued and unpaid interest, if any, to the date of redemption.  The redemption date is March 18, 2015.

The Notice was mailed on February 13, 2015 to record holders of the notes by U.S. Bank National Association, Corporate Trust Services, 111 Fillmore Avenue E., St. Paul, MN 55107, as trustee under the indenture governing the notes.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to holders of the Notes.  Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

This press release is for informational purposes only and shall not constitute an offer to purchase the Notes or any other securities.

This press release should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2014 (the "2014 Form 10-K") and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A "Risk Factors" of the 2014 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant in each of Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.